Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

EnteroMedics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the corporation is EnteroMedics Inc. and the name under which the corporation was originally incorporated is EnteroMedics Inc.

SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 22, 2004.

THIRD: This Fifth Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law and by the written consent of a majority of the stockholders of this corporation in accordance with Section 228 of the General Corporation Law, restates and integrates and further amends the provisions of the original Certificate of Incorporation as amended or supplemented heretofore. As so restated and integrated and further amended, the Fifth Amended and Restated Certificate of Incorporation of the corporation (the “Amended and Restated Certificate of Incorporation”) reads as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is EnteroMedics Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

CAPITAL STOCK

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 50,000,000.

2. Common Stock.

All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. Subject to the rights of the holders of any series of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of each series, if any, of the Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed ratably to the holders of the stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock, together with the holders of the shares of any class of stock on a parity with the Common Stock. For purposes of this paragraph, unless otherwise provided with respect to any series of Preferred Stock, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, either voluntary or involuntary.

The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock). On all matters to be voted on by the holders of the Common Stock, the holders shall be entitled to one vote in person or by proxy for each share thereof held of record.

Subject to the rights of the holders of any series of Preferred Stock, stockholders of the Corporation shall not have any preemptive rights to subscribe for, purchase or receive any part of any new or additional issue of stock of the Corporation and no stockholder will be entitled to cumulate votes at any election of directors.

3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations and restrictions thereof. The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of the shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series;

(j) the voting rights, if any, of the holders of shares of the series; and

(k) such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute and except as provided herein or in the bylaws, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter, from time to time, the bylaws without any action on the part of the stockholders in accordance with the bylaws; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

ARTICLE VI

LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law.

If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII

BOARD OF DIRECTORS

1. Business and Quorum. The business of the Corporation shall be managed by or under the direction of the Board of Directors. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Any director may tender his resignation at any time.

2. Number; Classes and Term. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established exclusively by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years at the annual meeting of stockholders in 2008. The term office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years at the annual meeting of stockholders in 2009. The term of office for the Class III directors shall expire and Class III directors shall be elected for a full term of three years at the annual meeting in 2010. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. If the number of directors is hereafter changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock.

3. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, only for cause, and only by the affirmative vote of the holders of at least a majority of the Voting Stock.

4. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the stockholders, with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE IX

STOCKHOLDER ACTION BY WRITTEN CONSENT

Action shall be taken by the stockholders of the Corporation only at annual or special meetings of the stockholders, and stockholders may not act by written consent. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by (a) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or (b) the Chairman of the Board, and shall be held at such place, on such date, and at such time as they shall fix. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, EnteroMedics Inc. has caused this Amended and Restated Certificate to be signed by Mark B. Knudson, its Chief Executive Officer, this 20th day of November, 2007.

By:	/s/ Mark B. Knudson
Name:	Mark B. Knudson
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

I, Greg S. Lea, certify that:

1. The following resolution was duly adopted and approved by the board of directors of EnteroMedics Inc. (the “Corporation”) at a meeting of the board of directors held on May 5, 2009, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation of EnteroMedics Inc. is hereby amended and restated to read in full as follows:

“1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 85,000,000.”

2. The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on July 2, 2009 at a Special Meeting of the Stockholders of the Corporation, and such resolution has not been subsequently modified or rescinded.

Dated: July 2, 2009

/s/ Greg S. Lea
Greg S. Lea
Senior Vice President,
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

I, Greg S. Lea, certify that:

1. The following resolution was duly adopted and approved by the Board of Directors of EnteroMedics Inc. (the “Corporation”) by unanimous written consent effective as of June 24, 2010, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

RESOLVED, that Article IV of the Fifth Amended and Restated Certificate of Incorporation of the Company shall be amended to add a new Section 4 (the “Amendment”) to read in full as follows:

“4. Reverse Stock Split. At the close of the trading market on the filing date hereof with the Delaware Secretary of State, the issued and outstanding shares of the Corporation’s Common Stock shall be reverse split, and each six (6) shares thereof, as determined by the Board of Directors, shall be deemed exchanged for one (1) share of the Corporation’s Common Stock without any further action by the holder thereof. Any resulting fractional shares will be rounded up to a whole share.”

2. The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on May 6, 2010 at the Annual Meeting of the Stockholders of the Corporation, and such resolution has not been subsequently modified or rescinded.

Dated: July 9, 2010

/s/ Greg S. Lea
Greg S. Lea
Senior Vice President,
Chief Financial Officer and Secretary

ENTEROMEDICS INC.

CERTIFICATE OF DESIGNATIONS

FOR

SERIES A NON–VOTING CONVERTIBLE PREFERRED STOCK

(PURSUANT TO DELAWARE GENERAL CORPORATION LAW,

SECTION 151(G))

The undersigned, being the Chief Financial Officer, Vice President and Secretary of EnteroMedics Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of the Delaware General Corporation Law, Section 151(g), do hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Fifth Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation on September 9, 2010, in accordance with the Delaware General Corporation Law, Section 151, duly adopted the following resolution establishing a series of 3,600,000 shares of the Corporation’s Preferred Stock, to be designated as its Series A Non–Voting Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Fifth Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series A Non–Voting Convertible Preferred Stock of the Corporation and hereby states the number of shares and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES A NON–VOTING CONVERTIBLE PREFERRED STOCK

Section 1. Designation; Number of Shares. The shares of such series shall be designated as “Series A Non–Voting Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the number of shares constituting the Convertible Preferred Stock shall be 3,600,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.

Section 2. Stated Capital. The amount to be represented in the stated capital of the Corporation for each share of Convertible Preferred Stock shall be $0.01.

Section 3. Rank. The Convertible Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), now outstanding or hereafter issued, as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 4. Dividends. So long as any shares of Convertible Preferred Stock remain outstanding, if the Corporation makes any dividend or distribution of cash, securities (including, but not limited to, rights, warrants, options or evidences of indebtedness) or properties or assets on shares of Common Stock, then the Corporation shall simultaneously declare and pay a dividend or distribution on shares of Convertible Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Convertible Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (or if no record date is established, at the date such dividend or distribution is declared).

Section 5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accumulated and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, plus a sum equal to $2.58 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other capital stock of the Corporation ranking junior as to liquidation rights to the Convertible Preferred Stock (such Common Stock and other capital stock being referred to herein collectively as “Junior Liquidation Stock.” After payment in full of the liquidation preference of the shares of the Convertible Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Convertible Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Convertible Preferred Stock then held by them. A merger or consolidation (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5, thereby triggering payment of the liquidation preferences described above, unless the holders of 75% of the Convertible Preferred Stock elect otherwise.

Section 6. No Redemption. The shares of Convertible Preferred Stock shall not be redeemable.

Section 7. Conversion.

(a) Conversion at Option of Holders.

(i) Subject to the limitation set forth in Section 7(e), holders of Convertible Preferred Stock may, at their option upon surrender of the certificates therefor, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock (and such other securities and property as they may be entitled to, as hereinafter provided) at any time after issuance thereof. Each share of Convertible Preferred Stock shall be convertible at the office of any transfer agent for the Convertible Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, into that number of fully paid and nonassessable shares of Common Stock as shall be equal to the Conversion Rate, determined as hereinafter provided, in effect at the time of conversion. Shares of Convertible Preferred Stock may initially be converted into full shares of Common Stock as is determined by dividing (A) the Original Issue Price by (B) the sum of the Original Issue Price plus the Conversion Price, subject to adjustment from time to time as provided in Section 8 (such conversion rate, as so adjusted from time to time, being referred to herein as the “Conversion Rate”). “Original Issue Price” means $1.72. “Conversion Price” means $0.125 multiplied by the sum of the number of shares of Common Stock issuable under the converting holder’s Conversion Warrant (as defined in that certain Securities Purchase Agreement, dated as of the date hereof, between the Corporation and the investors purchasing Convertible Preferred Stock pursuant thereto (the “Securities Purchase Agreement”) divided by the number of Convertible Preferred Stock held by such converting holder. Upon conversion, no adjustment or payment shall be made in respect of accumulated and unpaid dividends on the Convertible Preferred Stock surrendered for conversion.

(ii) The right of holders of Convertible Preferred Stock to convert their shares shall be exercised by surrendering for such purpose to the Corporation or its agent, as provided above, certificates representing shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation shall be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(b) Mandatory Conversion. Subject to the limitation set forth in Section 7(e), each share of Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Rate (i) upon the date on which at least 75% of the outstanding shares of Convertible Preferred Stock elect such conversion or (ii) upon the closing of an offering of equity securities for the account of the Corporation (other than by sale of the Convertible Preferred Stock pursuant to the Securities Purchase Agreement), provided that the aggregate gross proceeds to the Corporation are $15 million or more (net of underwriting commissions and expenses) (an “Equity Offering”), provided further that the Convertible Preferred Stock shall not be deemed to have converted until immediately after the closing of the Equity Offering.

(c) A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the provisions of the next paragraph. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock.

(d) Upon the surrender of certificates representing shares of Convertible Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer as provided above, the person converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, and all rights with respect to the shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets as herein provided.

(e) Notwithstanding any other provision of this Section 7, no stockholder of the Corporation’s capital stock shall be permitted to convert an amount of Convertible Preferred Stock that would result in such stockholder owning more than 19.99% of the Common Stock outstanding after such conversion.

Section 8. Adjustments to Conversion Rate.

(a) Notwithstanding anything in this Section 8 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 8 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 3%. However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 8 and not previously made. Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

(i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine the shares of its outstanding Common Stock into a smaller number of shares or (D) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of such event had such Convertible Preferred Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this subparagraph (a)(ii) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Except as otherwise provided above in this Section 8, no adjustment in the Conversion Rate shall be made in respect of any conversion for share distributions or dividends theretofore declared and paid or payable on the Common Stock.

(c) Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall send to each transfer agent for the Convertible Preferred Stock and the Common Stock, and to the NASDAQ Capital Market, a statement signed by the Chairman of the Board of Directors, the President or any Vice President of the Corporation and by its Treasurer or its Secretary stating the adjusted Conversion Rate determined as provided in this Section 8; and any adjustment so evidenced, given in good faith, shall be binding upon all stockholders and upon the Corporation. Whenever the Conversion Rate is adjusted, the Corporation shall give notice by mail at the time of, and together with, the next dividend payment to the holders of record of Convertible Preferred Stock, setting forth the adjustment and the new Conversion Rate and Conversion Price. Notwithstanding the foregoing notice provisions, failure by the Corporation to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Corporation.

(d) Whenever the Corporation shall propose to take any of the actions specified in subparagraphs (a)(i) or (a)(ii) of this Section 8 which would result in any adjustment in the Conversion Rate, the Corporation shall cause a notice to be mailed at least 30 days prior to the date on which the books of the Corporation will close or on which a record will be taken for such action to the holders of record of the outstanding Convertible Preferred Stock on the date of such notice. Such notice shall specify the action proposed to be taken by the Corporation and the date as of which holders of record of the Common Stock shall participate in any such actions or be entitled to exchange their Common Stock for securities or other property, as the case may be. Failure by the Corporation to give such notice or any defect in such notice shall not affect the validity of the transaction.

Section 9. Convertible Preferred Stock Not Redeemable at Option of Holders or Exchangeable; No Sinking Fund. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangable for other capital stock or indebtedness of the Corporation or other property. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

Section 10. Voting Rights. The holders of Convertible Preferred Stock shall not have any voting rights except as set forth below in Section 11 or as otherwise from time to time required by law.

Section 11. Certain Actions Not to be Taken Without Vote of Holders of Convertible Preferred Stock. So long as 10% of the shares of Convertible Preferred Stock are outstanding, in addition to any other vote or approval required under the Fifth Amended and Restated Certificate of Incorporation of the Corporation or the Amended and Restated Bylaws of the Corporation, the Corporation will not, without the written consent of the holders of at least 75% of the Convertible Preferred Stock, either directly or by amendment, merger, consolidation or otherwise (i) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Convertible Preferred Stock, or increase the authorized number of shares of Convertible Preferred Stock or (ii) purchase or redeem or pay any dividend on any capital stock prior to the Convertible Preferred Stock other than stock repurchased from former employees or consultants in connection with the cessation of their employment or services, as the case may be, at the lower of fair market value or cost, other than as approved by the Board of Directors.

Section 12. Outstanding Shares. For purposes of this Certificate of Designations, all shares of Convertible Preferred Stock shall be deemed outstanding except for (a) shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation; (b) from the date of surrender of certificates representing Convertible Preferred Stock for conversion pursuant to Section 7, all shares of Convertible Preferred Stock which have been converted into Common Stock or other securities or property pursuant to Section 7.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gregory S. Lea, its Chief Financial Officer, Senior Vice President and Secretary, this 29th day of September, 2010.

ENTEROMEDICS INC.

/s/ Greg S. Lea
Greg S. Lea
Senior Vice President,
Chief Financial Officer and Secretary

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

I, Greg S. Lea, certify that:

1. The following resolution was duly adopted and approved by the board of directors of EnteroMedics Inc. (the “Corporation”) at a meeting of the board of directors held on February 15, 2012, in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that Article IV, Section 1 of the Fifth Amended and Restated Certificate of Incorporation of EnteroMedics Inc. is hereby amended and restated to read in full as follows:

“1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share. The total number of shares of Preferred Stock authorized is 5,000,000. The total number of shares of Common Stock authorized is 125,000,000.”

2. The foregoing amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware on May 9, 2012 at an Annual Meeting of the Stockholders of the Corporation, and such resolution has not been subsequently modified or rescinded.

Dated: May 9, 2012

/s/ Greg S. Lea
Greg S. Lea
Senior Vice President,
Chief Financial Officer and Secretary

CERTIFICATE OF ELIMINATION

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

ENTEROMEDICS INC.

EnteroMedics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed elimination of the Series A Non-Voting Convertible Preferred Stock as set forth herein:

RESOLVED, that no shares of the Series A Non-Voting Convertible Preferred Stock are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, all reference to the Series A Non-Voting Convertible Preferred Stock.

SECOND: That the Certificate of Designations with respect to the above Series A Non-Voting Convertible Preferred Stock was filed in the office of the Secretary of State of Delaware on September 29, 2010. None of the authorized shares of the Series A Non-Voting Convertible Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Fifth Amended and Restated Certificate of Incorporation, as amended, is hereby amended to eliminate all reference to the Series A Non-Voting Convertible Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Greg S. Lea, its Senior Vice President and Chief Financial Officer, this 13th day of September, 2012.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer